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                                                                     EXHIBIT 8.1

                    [PIETRANTONI MENDEZ & ALVAREZ LETTERHEAD]

                                                              December 24, 2003

Doral Financial Corporation
1451 Franklin D. Roosevelt Avenue
San Juan, Puerto Rico 00920

         Re:      Doral Financial Corporation Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted as counsel to Doral Financial Corporation, a Puerto Rico corporation (the "Company"), in connection with the registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of (i) an aggregate of 1,380,000 shares of the 4.75% Perpetual Cumulative Convertible Preferred Stock (the "Preferred Stock") of the Company, and (ii) 8,674,128 shares of common stock, par value $1.00 per share (the "Common Stock") of the Company, issuable upon conversion of the Preferred Stock.

         We have examined the prospectus contained in the Registration Statement (the "Prospectus") and have reviewed the summary of certain Federal and Puerto Rico income tax considerations of the proposed offering described in the Prospectus (the "Summary") appearing under the captions "Certain Tax Considerations." We have also reviewed such other documents and instruments and have examined such questions of law as we have considered necessary for the purpose of this opinion. In addition, we have relied on certificates of officers of the Company as to certain factual matters.

         It is our opinion that the statements of law contained in the Summary, subject to the limitations stated in the Summary and below, while not purporting to discuss all Federal and Puerto Rico income tax ramifications of the offering, are accurate statements of the principal Federal and Puerto Rico tax consequences to the investors who purchase shares of Preferred Stock in the offering described in the Prospectus.

         Our opinion is based upon the review of the Prospectus and of applicable Federal and Puerto Rico income tax statutes, regulations, rulings and decisions, as now in effect. A change in any of the foregoing could necessitate a change in our opinion. In addition, our opinion pertains only to the accuracy of the statements of law contained in the Summary. As to the statements of fact, we are relying upon your representation that such factual matters are accurate.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act.

                                            Very Truly Yours,



                                            /s/ PIETRANTONI MENDEZ & ALVAREZ LLP